Exhibit 99.1

Extra Space Storage Inc.
PHONE (801) 365-4600
FAX (801) 365-4855
2795 East Cottonwood Parkway, Suite 400
Salt Lake City, Utah 84121
www.extraspace.com
FOR IMMEDIATE RELEASE

Extra Space Storage Inc. Reports 2016 Third Quarter Results
SALT LAKE CITY, October 26, 2016 — Extra Space Storage Inc. (NYSE: EXR) (the “Company”), a leading owner and operator of self-storage facilities in the United States, announced operating results for the three and nine months ended September 30, 2016.
Highlights for the three months ended September 30, 2016:

•	Achieved net income attributable to common stockholders of $0.93 per diluted share, representing a 60.3% increase compared to the same period in 2015.

•
Achieved funds from operations attributable to common stockholders (“FFO”) of $1.00 per diluted share. Excluding costs associated with acquisitions and non-cash interest, FFO as adjusted was $1.02 per diluted share, representing a 25.9% increase compared to the same period in 2015.

•	Increased same-store revenue by 6.1% and same-store net operating income (“NOI”) by 7.8% compared to the same period in 2015.

•	Reported same-store occupancy of 93.0% as of September 30, 2016, compared to 93.4% as of September 30, 2015.

•	Acquired 26 wholly-owned operating stores and one store at completion of construction for a total purchase price of approximately $296.4 million.

•	Acquired three stores at completion of construction with joint venture partners for a total purchase price of approximately $37.1 million.

•	Paid a quarterly dividend of $0.78 per share.

Highlights for the nine months ended September 30, 2016:

•	Achieved net income attributable to common stockholders of $2.24 per diluted share, representing a 48.3% increase compared to the same period in 2015.

•
Achieved FFO of $2.69 per diluted share. Excluding costs associated with acquisitions, non-cash interest and the loss related to settlement of a legal action, FFO as adjusted was $2.81 per diluted share, representing a 24.3% increase compared to the same period in 2015.

•	Increased same-store revenue by 7.5% and same-store NOI by 9.7% compared to the same period in 2015.

•	Acquired 67 wholly-owned operating stores and five stores at completion of construction for a total purchase price of approximately $765.9 million.

•	Acquired seven stores at completion of construction with joint venture partners for a total purchase price of approximately $131.5 million.

Spencer F. Kirk, CEO of Extra Space Storage Inc., commented: “Strong rate growth to new and existing customers drove another quarter of solid revenue and NOI growth. Our same-store performance, together with accretive off-market acquisitions, led to earnings per share growth of 60% and FFO growth of 26%. This marks our 24th consecutive quarter of double-digit FFO growth."

FFO Per Share:
The following table outlines the Company’s FFO and FFO as adjusted for the three and nine months ended September 30, 2016 and 2015. The table also provides a reconciliation to GAAP net income attributable to common stockholders and earnings per diluted share for each period presented (amounts shown in thousands, except share and per share data — unaudited)1:

	For the Three Months Ended September 30,				For the Nine Months Ended September 30,
	2016		2015		2016		2015
		(per share)		(per share)		(per share)		(per share)
Net income attributable to common stockholders	$118,088	$0.93	$71,718	$0.58	$283,724	$2.24	$180,799	$1.51
Impact of the difference in weighted average number of shares – diluted[2]		(0.05)		(0.03)		(0.12)		(0.09)
Adjustments:
Real estate depreciation	39,971	0.30	27,792	0.21	113,795	0.85	81,221	0.64
Amortization of intangibles	4,853	0.04	1,445	0.01	14,425	0.11	6,686	0.05
Gain on real estate transactions and earnout from prior acquisitions	—	—	(1,101)	(0.01)	(9,814)	(0.07)	(1,501)	(0.01)
Unconsolidated joint venture real estate depreciation and amortization	1,227	0.01	1,052	0.01	3,481	0.03	3,167	0.03
Unconsolidated joint venture (gain) on sale of properties and purchase of partners' interests	(37,509)	(0.29)	—	—	(64,432)	(0.49)	(2,857)	(0.02)
Distributions paid on Series A Preferred Operating Partnership units	(1,272)	(0.01)	(1,272)	(0.01)	(3,814)	(0.03)	(3,817)	(0.03)
Income allocated to Operating Partnership noncontrolling interests	9,137	0.07	6,493	0.05	22,949	0.17	16,994	0.13
FFO attributable to common stockholders and unit holders	134,495	1.00	106,127	0.81	360,314	2.69	280,692	2.21

Adjustments:
Non-cash interest expense related to amortization of discount on equity portion of exchangeable senior notes	1,243	0.01	805	—	3,716	0.03	2,198	0.02
Non-cash interest benefit related to out of market debt	(132)	—	(364)	—	(828)	(0.01)	(2,047)	(0.02)
Loss related to settlement of legal action	—	—	—	—	4,000	0.03	—	—
Acquisition related costs and other[3]	1,933	0.01	280	—	9,124	0.07	5,703	0.05
FFO as adjusted attributable to common stockholders and unit holders	$137,539	$1.02	$106,848	$0.81	$376,326	$2.81	$286,546	$2.26

Weighted average number of shares – diluted[4]	134,611,016		131,562,105		133,714,350		126,927,108

(1)	Per share amounts may not recalculate due to rounding.

(2)
Adjustment to account for the difference between the number of shares used to calculate earnings per share and the number of shares used to calculate FFO per share. Earnings per share is calculated using the two-class method, which uses a lower number of shares than the calculation for FFO per share and FFO as adjusted per share, which are calculated assuming full redemption of all OP units as described in note (4).

(3)	Acquisition related costs and other includes costs related to acquisitions and the write-down of a note receivable of $800.

(4)
Extra Space Storage LP (the “Operating Partnership”) has outstanding preferred and common operating partnership units (“OP units”). These OP units can be redeemed for cash or, at the Company’s election, shares of the Company’s common stock. Redemption of all OP units for common stock has been assumed for purposes of calculating the weighted average number of shares — diluted as presented above. The computation of weighted average number of shares — diluted for FFO per share and FFO as adjusted per share also includes the effect of share-based compensation plans and shares related to the exchangeable senior notes using the treasury stock method.

Operating Results and Same-Store Performance:
The following table outlines the Company’s same-store performance for the three and nine months ended September 30, 2016 and 2015 (amounts shown in thousands, except store count data—unaudited):

	For the Three Months Ended September 30,		Percent	For the Nine Months Ended September 30,		Percent
	2016	2015	Change	2016	2015	Change
Same-store rental and tenant reinsurance revenues	$181,937	$171,556	6.1%	$529,047	$491,979	7.5%
Same-store operating and tenant reinsurance expenses	47,309	46,651	1.4%	143,790	140,799	2.1%
Same-store net operating income[1]	$134,628	$124,905	7.8%	$385,257	$351,180	9.7%

Same-store square foot occupancy as of quarter end	93.0%	93.4%		93.0%	93.4%

Properties included in same-store	564	564		564	564

(1)	A reconciliation of same-store net operating income to income from operations is provided in the final table of this press release.

Same-store revenues for the three and nine months ended September 30, 2016 increased due to higher rental rates for both new and existing customers. Expenses were higher for the three months ended September 30, 2016 due to increases in property taxes, repairs and maintenance and office expense. Increases in expenses were partially offset by decreases in payroll and auction expenses. For the nine months ended September 30, 2016, expenses were higher due to increases in property taxes, office expense and insurance expense. Increases in expenses were partially offset by decreases in utility expenses, auction expenses and repairs and maintenance expense.
Major markets with revenue growth above the Company’s portfolio average for the three months ended September 30, 2016 included Las Vegas, Los Angeles, Sacramento, San Diego and Tampa/St. Petersburg. Major markets performing below the Company’s portfolio average included Boston, Chicago, Denver, Houston and Memphis.

Acquisition, Disposition, Joint Venture and Third-Party Management Activity:
The following table outlines the Company’s acquisitions and stores under agreement (dollars in thousands – unaudited):

	Closed During the Nine Months Ended September 30, 2016		Closed Subsequent to September 30, 2016		Under Agreement to Close in Q4 2016		Total 2016 Acquisitions Closed or Under Agreement		Total Acquisitions Under Agreement to Close in 2017-18
	Stores	Price	Stores	Price	Stores	Price	Stores	Price	Stores	Price
Operating Stores[1]	67	$706,592	5	$46,800	18	$239,375	90	$992,767	1	$16,500
Stores Purchased Upon Completion[2]	5	59,350	2	12,250	2	15,300	9	86,900	11	143,303
Wholly Owned Total	72	765,942	7	59,050	20	254,675	99	1,079,667	12	159,803

JV Stores Purchased Upon Completion[2]	7	131,542	1	8,700	2	24,700	10	164,942	9	266,625
Total	79	$897,484	8	$67,750	22	$279,375	109	$1,244,609	21	$426,428

(1)
Includes the buyout of a joint venture partner's interest in six stores on February 2, 2016 at the value of the joint venture partner's interest (55.0% of total property value), the buyout of a joint venture partner's interest in 23 stores on September 16, 2016 at the value of the joint venture partner's interest (95.6% of total property value), and the pending buyout of a joint venture partner's interest in 11 stores expected to close prior to December 31, 2016 at the value of the joint venture partner's interest (95.0% of total property value).

(2)
The locations of stores purchased upon completion and joint venture ownership interest details are included in the supplemental financial information published on the Company’s website at www.extraspace.com.

The projected operating and other store acquisitions under agreement described above are subject to customary closing conditions and no assurance can be provided that these acquisitions will be completed on the terms described, or at all.
Dispositions:
The Company sold one store for a total of $4.7 million during the three months ended September 30, 2016.
Joint Venture Activity:
On September 16, 2016, the Company bought out the 95.6% interest of its joint venture partner, Prudential Global Investment Management ("PGIM"), in 23 stores held in ESS PRISA II LLC for a total purchase price of approximately $237.6 million, which represents 95.6% of the asset value of the stores. Immediately afterwards, the Company sold its 4.4% interest in the remaining 42 properties held in ESS PRISA II LLC to PGIM for approximately $35.0 million, which represents 4.4% of the asset value of the stores. The Company will continue to manage the 42 stores on behalf of PGIM.
During the three months ended September 30, 2016, the Company also agreed with a joint venture partner to buy out its 95.0% interest in 11 stores for approximately $153.1 million. The transaction is expected to close prior to December 31, 2016.
Property Management:
As of September 30, 2016, the Company managed 422 stores for third-party owners. With an additional 189 stores owned and operated in joint ventures, the Company had a total of 611 stores under management. The Company continues to be the largest self-storage management company in the United States.

Balance Sheet:
During the three months ended September 30, 2016, the Company sold 550,000 shares of common stock using its "at the market" ("ATM") equity program at an average sales price of $92.04 per share, resulting in net proceeds of $50.1 million after deducting offering costs. At September 30, 2016 the Company had $349.4 million available for issuance under the existing equity distribution agreements.
Subsequent to the end of the quarter, the Company completed $1.2 billion in unsecured bank financing. The financing consists of a senior unsecured four-year revolving credit facility of $500.0 million, a senior unsecured five-year term loan of up to $430.0 million and a senior unsecured seven-year term loan of up to $220.0 million. Other details related to the unsecured bank financing were described in a Current Report on Form 8-K filed by the Company on October 17, 2016.
As of September 30, 2016, the Company’s percentage of fixed-rate debt to total debt was 76.1%. The weighted average interest rates of the Company’s fixed and variable-rate debt were 3.3% and 2.3%, respectively. The combined weighted average interest rate was 3.1% with a weighted average maturity of approximately 4.8 years.

Dividends:
On September 30, 2016, the Company paid a third quarter common stock dividend of $0.78 per share to stockholders of record at the close of business on September 15, 2016.

Outlook:
The following table outlines the Company’s FFO estimates and annual assumptions for the year ending December 31, 2016:

	Ranges for 2016 Annual Assumptions		Notes
	Low	High
Funds from operations attributable to common stockholders	$3.63	$3.65
Funds from operations as adjusted attributable to common stockholders	$3.78	$3.80

Same-store property revenue growth	6.75%	7.25%	Assumes a same-store pool of 564 stores and includes tenant reinsurance
Same-store property expense growth	2.25%	2.75%	Assumes a same-store pool of 564 stores and includes tenant reinsurance
Same-store property NOI growth	8.25%	9.00%	Assumes a same-store pool of 564 stores and includes tenant reinsurance
Weighted average one-month LIBOR	0.50%	0.50%

Net tenant reinsurance income	$71,500,000	$72,500,000
General and administrative expenses	$82,500,000	$83,500,000	Includes non-cash compensation expense of $8.0 million, and a potential one-time legal settlement of $4.0 million.
Average monthly cash balance	$40,000,000	$40,000,000
Equity in earnings of real estate ventures	$12,500,000	$13,000,000
Acquisition of operating stores	$1,000,000,000	$1,000,000,000	Wholly-owned
Acquisition of other stores upon completion of development	$90,000,000	$90,000,000	Wholly-owned
Acquisition of other stores upon completion of development	$165,000,000	$165,000,000	Joint venture
Interest expense	$132,000,000	$133,000,000
Non-cash interest expense related to exchangeable senior notes	$5,000,000	$5,000,000	Excluded from FFO as adjusted
Non-cash interest benefit related to out of market debt	$1,000,000	$1,000,000	Excluded from FFO as adjusted
Taxes associated with the Company's taxable REIT subsidiary	$15,000,000	$16,000,000
Acquisition related costs and other	$12,000,000	$12,000,000	Excluded from FFO as adjusted
Weighted average share count	134,000,000	134,000,000	Assumes redemption of all OP units for common stock

FFO estimates for the year are fully diluted for an estimated average number of shares and OP units outstanding during the year. The Company’s estimates are forward-looking and based on management’s view of current and future market conditions. The Company’s actual results may differ materially from these estimates.

Supplemental Financial Information:
Supplemental unaudited financial information regarding the Company’s performance can be found on the Company’s website at www.extraspace.com. Click on the “Investor Relations” link on the home page, then on “Financials & Stock Info,” then on “Quarterly Earnings” in the navigation menu. This supplemental information provides additional detail on items that include store occupancy and financial performance by portfolio and market, debt maturity schedules and performance of lease-up assets.
Conference Call:
The Company will host a conference call at 1:00 p.m. Eastern Time on Thursday, October 27, 2016, to discuss its financial results. To participate in the conference call, please dial 855-791-2026 or 631-485-4899 for international participants; conference ID: 90584177. The conference call will also be available on the Company’s website at www.extraspace.com. To listen to a live broadcast, go to the site at least 15 minutes prior to the scheduled start time in order to register, download and install any necessary audio software. A replay of the call will be available for 30 days on the Company’s website in the Investor Relations section.
A replay of the call will also be available by telephone, from 4:00 p.m. Eastern Time on October 27, 2016, until 4:00 p.m. Eastern Time on November 1, 2016. The replay dial-in numbers are 855-859-2056 or 404-537-3406 for international callers; conference passcode: 90584177.
Forward-Looking Statements:
Certain information set forth in this release contains “forward-looking statements” within the meaning of the federal securities laws. Forward-looking statements include statements concerning the benefits of store acquisitions, favorable market conditions, our outlook and estimates for the year and other statements concerning our plans, objectives, goals, strategies, future events, future revenues or performance, capital expenditures, financing needs, plans or intentions relating to acquisitions and other information that is not historical information. In some cases, forward-looking statements can be identified by terminology such as “believes,” “estimates,” “expects,” “may,” “will,” “should,” “anticipates,” or “intends,” or the negative of such terms or other comparable terminology, or by discussions of strategy. We may also make additional forward-looking statements from time to time. All such subsequent forward-looking statements, whether written or oral, by us or on our behalf, are also expressly qualified by these cautionary statements. There are a number of risks and uncertainties that could cause our actual results to differ materially from the forward-looking statements contained in or contemplated by this release. Any forward-looking statements should be considered in light of the risks referenced in the “Risk Factors” section included in our most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. Such factors include, but are not limited to:

•	adverse changes in general economic conditions, the real estate industry and the markets in which we operate;

•	failure to close pending acquisitions on expected terms, or at all;

•	the effect of competition from new and existing stores or other storage alternatives, which could cause rents and occupancy rates to decline;

•	difficulties in our ability to evaluate, finance, complete and integrate acquisitions and developments successfully and to lease up those stores, which could adversely affect our profitability;

•	potential liability for uninsured losses and environmental contamination;

•
the impact of the regulatory environment as well as national, state and local laws and regulations, including, without limitation, those governing real estate investment trusts (“REITs”), tenant reinsurance and other aspects of our business, which could adversely affect our results;

•	disruptions in credit and financial markets and resulting difficulties in raising capital or obtaining credit at reasonable rates or at all, which could impede our ability to grow;

•	the failure to effectively manage our growth and expansion into new markets or to successfully operate acquired stores and operations;

•	increased interest rates and operating costs;

•	reductions in asset valuations and related impairment charges;

•	the failure of our joint venture partners to fulfill their obligations to us or their pursuit of actions that are inconsistent with our objectives;

•	the failure to maintain our REIT status for U.S. federal income tax purposes;

•	economic uncertainty due to the impact of war or terrorism, which could adversely affect our business plan; and

•	difficulties in our ability to attract and retain qualified personnel and management members.
All forward-looking statements are based upon our current expectations and various assumptions. Our expectations, beliefs and projections are expressed in good faith and we believe there is a reasonable basis for them, but there can be no assurance that management’s expectations, beliefs and projections will result or be achieved. All forward-looking statements apply only as of the date made. We undertake no obligation to publicly update or revise forward-looking statements which may be made to reflect events or circumstances after the date made or to reflect the occurrence of unanticipated events.
Definition of FFO:
FFO provides relevant and meaningful information about the Company’s operating performance that is necessary, along with net income and cash flows, for an understanding of the Company’s operating results. The Company believes FFO is a meaningful disclosure as a supplement to net income. Net income assumes that the values of real estate assets diminish predictably over time as reflected through depreciation and amortization expenses. The values of real estate assets fluctuate due to market conditions and the Company believes FFO more accurately reflects the value of the Company’s real estate assets. FFO is defined by the National Association of Real Estate Investment Trusts, Inc. (“NAREIT”) as net income computed in accordance with U.S. generally accepted accounting principles (“GAAP”), excluding gains or losses on sales of operating stores and impairment write downs of depreciable real estate assets, plus depreciation and amortization and after adjustments to record unconsolidated partnerships and joint ventures on the same basis. The Company believes that to further understand the Company’s performance, FFO should be considered along with the reported net income and cash flows in accordance with GAAP, as presented in the Company’s consolidated financial statements. FFO should not be considered a replacement of net income computed in accordance with GAAP.
For informational purposes, the Company also presents FFO as adjusted which excludes revenues and expenses not core to our operations, acquisition related costs and non-cash interest. Although the Company’s calculation of FFO as adjusted differs from NAREIT’s definition of FFO and may not be comparable to that of other REITs and real estate companies, the Company believes it provides a meaningful supplemental measure of operating performance. The Company believes that by excluding revenues and expenses not core to our operations, the costs related to acquiring stores and non-cash interest charges, stockholders and potential investors are presented with an indicator of its operating performance that more closely achieves the objectives of the real estate industry in presenting FFO. FFO as adjusted by the Company should not be considered a replacement of the NAREIT definition of FFO. The computation of FFO may not be comparable to FFO reported by other REITs or real estate companies that do not define the term in accordance with the current NAREIT definition or that interpret the current NAREIT definition differently. FFO does not represent cash generated from operating activities determined in accordance with GAAP, and should not be considered as an alternative to net income as an indication of the Company’s performance, as an alternative to net cash flow from operating activities as a measure of liquidity, or as an indicator of the Company’s ability to make cash distributions.
Definition of Same-Store:

The Company’s same-store pool for the periods presented consists of 564 stores that are wholly-owned and operated and that were stabilized by the first day of the earliest calendar year presented. The Company considers a store to be stabilized once it has been open for three years or has sustained average square foot occupancy of 80.0% or more for one calendar year. The Company believes that by providing same-store results from a stabilized pool of stores, with accompanying operating metrics including, but not limited to occupancy, rental revenue (growth), operating expenses (growth), net operating income (growth), etc., stockholders and potential investors are able to evaluate operating performance without the effects of non-stabilized occupancy levels, rent levels, expense levels, acquisitions or completed developments.  Same-store results should not be used as a basis for future same-store performance or for the performance of the Company’s stores as a whole.

About Extra Space Storage Inc.:
Extra Space Storage Inc., headquartered in Salt Lake City, Utah, is a self-administered and self-managed REIT. As of September 30, 2016, the Company owned and/or operated 1,421 self-storage stores in 38 states, Washington, D.C. and Puerto Rico. The Company’s stores comprise approximately 955,000 units and approximately 107 million square feet of rentable space. The Company offers customers a wide selection of conveniently located and secure storage units across the country, including boat storage, RV storage and business storage. The Company is the second largest owner and/or operator of self-storage stores in the United States and is the largest self-storage management company in the United States.
###
For Information:
Jeff Norman
Extra Space Storage Inc.
(801) 365-1759

Extra Space Storage Inc.
Consolidated Balance Sheets
(In thousands, except share data)

	September 30, 2016	December 31, 2015
	(Unaudited)
Assets:
Real estate assets, net	$6,458,763	$5,689,309
Investments in unconsolidated real estate ventures	85,912	103,007
Cash and cash equivalents	18,692	75,799
Restricted cash	16,442	30,738
Receivables from related parties and affiliated real estate joint ventures	9,156	2,205
Other assets, net	153,091	170,349
Total assets	$6,742,056	$6,071,407
Liabilities, Noncontrolling Interests and Equity:
Notes payable, net	$3,100,235	$2,758,567
Exchangeable senior notes, net	608,373	623,863
Notes payable to trusts, net	117,291	117,191
Lines of credit	166,000	36,000
Accounts payable and accrued expenses	102,470	82,693
Other liabilities	118,315	80,489
Total liabilities	4,212,684	3,698,803
Commitments and contingencies
Noncontrolling Interests and Equity:
Extra Space Storage Inc. stockholders' equity:
Preferred stock, $0.01 par value, 50,000,000 shares authorized, no shares issued or outstanding	—	—
Common stock, $0.01 par value, 500,000,000 shares authorized, 125,789,715 and 124,119,531 shares issued and outstanding at September 30, 2016 and December 31, 2015, respectively	1,258	1,241
Additional paid-in capital	2,562,134	2,431,754
Accumulated other comprehensive loss	(41,094)	(6,352)
Accumulated deficit	(323,472)	(337,566)
Total Extra Space Storage Inc. stockholders' equity	2,198,826	2,089,077
Noncontrolling interest represented by Preferred Operating Partnership units, net of $120,230 notes receivable	135,360	80,531
Noncontrolling interests in Operating Partnership	195,186	202,834
Other noncontrolling interests	—	162
Total noncontrolling interests and equity	2,529,372	2,372,604
Total liabilities, noncontrolling interests and equity	$6,742,056	$6,071,407

Consolidated Statement of Operations for the three and nine months ended September 30, 2016 and 2015 (unaudited)
(In thousands, except share and per share data)

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2016	2015	2016	2015
Revenues:
Property rental	$224,451	$170,548	$635,730	$480,466
Tenant reinsurance	22,727	18,226	64,936	52,076
Management fees and other income	10,005	8,723	30,193	23,969
Total revenues	257,183	197,497	730,859	556,511
Expenses:
Property operations	62,341	48,878	185,883	144,331
Tenant reinsurance	4,093	3,608	12,345	9,819
Acquisition related costs and other	1,933	280	9,124	5,703
General and administrative	19,537	16,716	63,451	49,620
Depreciation and amortization	46,555	30,711	133,402	92,691
Total expenses	134,459	100,193	404,205	302,164
Income from operations	122,724	97,304	326,654	254,347
Gain on real estate transactions and earnout from prior acquisition	—	1,101	9,814	1,501
Interest expense	(33,494)	(20,811)	(97,655)	(65,053)
Non-cash interest expense related to amortization of discount on equity component of exchangeable senior notes	(1,243)	(805)	(3,716)	(2,198)
Interest income	1,358	356	4,697	1,640
Interest income on note receivable from Preferred Operating Partnership unit holder	1,213	1,213	3,638	3,638
Income before equity in earnings of unconsolidated real estate ventures and income tax expense	90,558	78,358	243,432	193,875
Equity in earnings of unconsolidated real estate ventures	3,625	3,403	9,813	9,054
Equity in earnings of unconsolidated real estate ventures - gain on sale of real estate assets and purchase of joint venture partners' interests	37,509	—	64,432	2,857
Income tax expense	(4,466)	(3,561)	(11,004)	(7,994)
Net income	127,226	78,200	306,673	197,792
Net income allocated to Preferred Operating Partnership noncontrolling interests	(4,144)	(3,112)	(10,758)	(9,045)
Net income allocated to Operating Partnership and other noncontrolling interests	(4,994)	(3,370)	(12,191)	(7,948)
Net income attributable to common stockholders	$118,088	$71,718	$283,724	$180,799
Earnings per common share
Basic	$0.94	$0.58	$2.26	$1.52
Diluted	$0.93	$0.58	$2.24	$1.51
Weighted average number of shares
Basic	125,752,291	122,644,837	125,244,761	118,564,872
Diluted	133,763,472	130,398,111	132,476,691	125,406,313
Cash dividends paid per common share	$0.78	$0.59	$2.15	$1.65

Reconciliation of the Range of Estimated Fully Diluted Earnings Per Share to Estimated Fully Diluted FFO Per Share — for the Three Months and Year Ending December 31, 2016 — Unaudited

	For the Three Months Ending December 31, 2016		For the Year Ending December 31, 2016
	Low End	High End	Low End	High End
Net income attributable to common stockholders per diluted share	$0.52	$0.54	$2.64	$2.66
Income allocated to noncontrolling interest - Preferred Operating Partnership and Operating Partnership	0.05	0.05	0.22	0.22
Fixed component of income allocated to non-controlling interest - Preferred Operating Partnership	(0.01)	(0.01)	(0.04)	(0.04)
Net income attributable to common stockholders for diluted computations	0.56	0.58	2.82	2.84

Adjustments:
Real estate depreciation	0.33	0.33	1.18	1.18
Amortization of intangibles	0.03	0.03	0.14	0.14
Unconsolidated joint venture real estate depreciation and amortization	0.01	0.01	0.04	0.04
Unconsolidated joint venture gain on sale of real estate and purchase of partners' interests	—	—	(0.57)	(0.57)
Loss on earnout from prior acquisition	—	—	0.02	0.02
Funds from operations attributable to common stockholders	0.93	0.95	3.63	3.65

Adjustments:
Non-cash interest related to out of market debt	—	—	(0.01)	(0.01)
Non-cash interest expense related to amortization of discount on equity portion of exchangeable senior notes	0.01	0.01	0.04	0.04
Acquisition related costs and other	0.02	0.02	0.09	0.09
Loss related to settlement of legal action	—	—	0.03	0.03
Funds from operations as adjusted attributable to common stockholders	$0.96	$0.98	$3.78	$3.80

Reconciliation of the Same Store Net Operating Income to Income from Operations — for the three and nine months ended September 30, 2016 — Unaudited

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2016	2015	2016	2015
Same-store rental and tenant reinsurance revenues	$181,937	$171,556	$529,047	$491,979
Non same-store rental and tenant reinsurance revenues	65,241	17,218	171,619	40,563
Total property rental and tenant reinsurance revenues	247,178	188,774	700,666	532,542

Same-store operating and tenant reinsurance expenses	47,309	46,651	143,790	140,799
Non same-store operating and tenant reinsurance expenses	19,125	5,835	54,438	13,351
Total property operating and tenant reinsurance expenses	66,434	52,486	198,228	154,150

Same-store net operating income	134,628	124,905	385,257	351,180
Non same-store net operating income	46,116	11,383	117,181	27,212
Total net operating income	180,744	136,288	502,438	378,392
Management fees and other income	10,005	8,723	30,193	23,969
Acquisition related costs	(1,933)	(280)	(9,124)	(5,703)
General and administrative	(19,537)	(16,716)	(63,451)	(49,620)
Depreciation and amortization	(46,555)	(30,711)	(133,402)	(92,691)
Income from operations	$122,724	$97,304	$326,654	$254,347